UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, Florida 33619

June 28, 2004

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Quality Distribution, Inc., which will be held on Wednesday, July 28, 2004, beginning at 1:30 p.m., Eastern Time. The meeting will be held at the Millennium Broadway Hotel, located at 145 West 44th Street, New York, NY 10036. The purpose of the meeting is to consider and vote upon the proposals explained in the notice and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement, and a proxy card are enclosed. We have also enclosed our 2003 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2003.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing, and dating the enclosed proxy card, and returning it in the enclosed postage paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

/s/ THOMAS L. FINKBINER
President, Chief Executive Officer and Chairman of the Board of Directors

Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, Florida 33619

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Quality Distribution, Inc. will be held at 1:30 p.m., Eastern Time, on Wednesday, July 28, 2004 at the Millennium Broadway Hotel, located at 145 West 44th Street, New York, NY 10036 for the following purposes:

(1)	To elect directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2004 fiscal year; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on June 21, 2004, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

/s/ THOMAS L. FINKBINER
President, Chief Executive Officer and Chairman of the Board of Directors

June 28, 2004

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date, mark and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, marking and returning the proxy will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Quality Distribution, Inc.

3802 Corporex Park Drive

Tampa, Florida 33619

PROXY STATEMENT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, no par value, of Quality Distribution, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Quality Distribution’s 2004 annual meeting of shareholders.

Unless the context requires otherwise, references in this statement to “Quality Distribution”, “QDI”, the “Company”, “we”, “us”, or “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2004 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about June 28, 2004.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	July 28, 2004 1:30 p.m. Eastern Time Millennium Broadway Hotel 145 West 44th Street, New York, NY 10036

Items to be Voted Upon	You will be voting on the following matters:

The election of directors;

The ratification of the appointment of the independent auditors; and

Such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, June 21, 2004. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 19,001,125 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on June 21, 2004, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Proxy Card	If you sign, date and return your signed proxy card before the annual meeting, we will vote your shares as you direct. You have three choices on each matter to be voted upon. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For each other item of business, you may vote “FOR” or “AGAINST” the matter or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

“FOR” the election of all nominees for director identified on pages 4, 5 and 6;

“FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent auditors; and

In our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

Submitting a new proxy with a later date by signing and returning a proxy card to the Company;

Attending the annual meeting and voting in person; or

Sending written notice of revocation addressed to our Corporate Secretary.

Quorum	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of Quality Distribution’s common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The ratification of the appointment of the independent auditors will be approved if the votes cast at a meeting at which a quorum is present favoring the ratification exceed the votes cast opposing it. Any other matters will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our charter or bylaws or the Florida Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Florida corporate law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes cast on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of independent auditors.

Solicitation	Quality Distribution will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have engaged The Altman Group, Inc. to assist us with the distribution of proxies (but not the solicitation thereof). We expect to pay The Altman Group, Inc. approximately $2,000 for their services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our charter and bylaws provide that our Board shall consist of not less than one (1) nor more than eleven (11) directors. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Our Board is presently composed of ten (10) members. The following is a list of our directors whose term of office expires in 2004: Thomas L. Finkbiner, Anthony R. Ignaczak, Richard B. Marchese, Joshua J. Harris, Michael D. Weiner, Marc J. Rowan, Marc E. Becker, Donald C. Orris, Alan H. Schumacher and Eric L. Press. If elected at the annual meeting, each of the nominees would serve until the 2005 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a One-Year Term Expiring at the 2005 Annual Meeting

Thomas L. Finkbiner has been employed by QDI since November 1999 as its President and Chief Executive Officer, and he has been a director of QDI since March 2000. Since May 14, 2002, Mr. Finkbiner has also served as President, Chief Executive Officer, and a member of the Board of Managers of Quality Distribution, LLC, and he became Quality Distribution, LLC’s Chairman on June 19, 2002. Prior to his employment by QDI, he was Vice President, Intermodal for Norfolk Southern Corporation from 1987-1999, Vice President of Marketing and Administration and Vice President of Sales for North American Van Lines (then an operating subsidiary of Norfolk Southern) from 1981-1987. Prior to these positions he held various sales and management positions with Airborne Freight Corporation and Roadway Express, Inc. from 1976-1981. Mr. Finkbiner serves as Chairman of the Board of Directors for Intermodal Transportation Institute, University of Denver. He is a director of Pacer International, Inc.

Anthony R. Ignaczak became a director of QDI and a member of the Board of Managers of Quality Distribution, LLC in October 2003. Mr. Ignaczak has been a partner with Quad-C Management; a private equity firm based in Charlottesville, Virginia, since May 1993, and joined the firm in 1992. Prior to that time, Mr. Ignaczak was an Associate with the Merchant Banking Group at Merrill Lynch and a member of the Mergers and Acquisitions department of Drexel, Burnham, Lambert Inc. Mr. Ignaczak also serves as a director of Asset Acceptance Capital Corporation.

Richard B. Marchese became a director of QDI and a member of the Board of Managers of Quality Distribution, LLC effective January 1, 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation since 1989 prior to retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation.

Joshua J. Harris has been a director of QDI since June 1998. Mr. Harris is a founding senior partner of Apollo Management, L.P. since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Breuners Home Furnishings Corporation, Pacer International, Inc., Compass Minerals Group, Inc., Nalco Company, Resolution Performance Products, Inc., United Agri Products Inc. and UAP Holdings Corp.

Michael D. Weiner has been a director of QDI since June 1998. Mr. Weiner is a partner of Apollo Management and has served as a Vice President and general counsel of Apollo Management and certain affiliates of Apollo Management since 1992. He became a member of Quality Distribution, LLC’s Board of Managers on May 14, 2002. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP, specializing in securities law, public and private financing, and corporate and commercial transactions.

Marc J. Rowan has been a director of QDI since June 1998. Mr. Rowan is a founding senior partner of Apollo Management since 1990. He became a member of Quality Distribution, LLC’s Board of Managers on May 14, 2002. From 1985 until 1990 Mr. Rowan was with Drexel Burnham Lambert Incorporated, most recently as Vice President with responsibilities in high yield financing, transaction idea generation and merger structure and negotiation. Mr. Rowan is also a director of AMC Entertainment, National Financial Partners Corporation, SkyTerra Communications, Inc. and Wyndham International, Inc.

Marc E. Becker has been a director of QDI since June 1998, and became a member of the Board of Managers of Quality Distribution, LLC on May 14, 2002. Mr. Becker is a partner of Apollo. He has been employed with Apollo Management, L.P. since 1996 and has served as an officer of certain affiliates of Apollo Management since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors including National Financial Partners Corporation, Pacer International, Inc., United Agri Products Inc., and UAP Holdings Corp.

Donald C. Orris has been a director of QDI since 1999, and became a member of Quality Distribution, LLC’s Board of Managers on May 14, 2002. Mr. Orris has been Chairman, President and Chief Executive Officer of Pacer International, Inc. since May 1999. From Pacer Logistics’ inception in March 1997 until May 1999 he served as Chairman, President and Chief Executive Officer of Pacer Logistics. Mr. Orris served as President of Pacer International Consulting LLC, a wholly owned subsidiary of Pacer Logistics, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer, and from 1990 until January 1995, he served as Executive Vice President of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American Domestic Company and American President Intermodal Company from 1982 until 1990.

Alan H. Schumacher became a director of QDI and a member of the Board of Managers of Quality Distribution, LLC effective May 13, 2004. Mr. Schumacher is currently the Chairman of the Board of Directors of Anchor Glass Container Corporation and a member of the Federal Accounting Standards Advisory Board. From 1997 to 2000, Mr. Schumacher served in various financial positions at American National Can and American National Can Group, most recently serving as Executive Vice President and Chief Financial Officer.

Eric L. Press became a director of QDI effective May 26, 2004 and a member of the Board of Managers of Quality Distribution, LLC effective June 3, 2004. Mr. Press is a partner of Apollo. He has been employed with Apollo Management since 1998 and has served as an officer of certain affiliates of Apollo Management. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

BOARD MEETINGS AND COMMITTEES

During the fiscal year ended December 31, 2003, our Board held 3 meetings and acted by unanimous written consent 8 times. The Board has an Audit Committee, a Corporate Governance Committee, a Compensation Committee and an Executive Committee. All of the directors attended 75% or more of the combined total meetings of the Board (held during the period the director then served) and the committees on which they served during 2003.

We encourage our directors to attend annual general meetings of our stockholders. All of our directors have indicated that they intend to attend the 2004 annual meeting, our first as a public company.

Audit Committee

Our Board of Directors has an Audit Committee. The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance function. The Audit Committee also oversees the audit efforts of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management.

The Audit Committee currently consists of three directors, Mr. Marchese, Mr. Ignaczak and Mr. Schumacher. Messrs. Marchese, Ignaczak and Schumacher are independent directors as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and as defined in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc.’s Marketplace Rules (as amended and in effect from time to time, the “Nasdaq Rules”). Our Board of Directors has determined that Mr. Marchese, the chairman of the Audit Committee, is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Exchange Act.

The Audit Committee met 3 times during the last fiscal year. The Audit Committee has adopted a revised written Audit Committee Charter that is attached as Appendix A and that also can be found on our website at www.qualitydistribution.com. Other information contained on our website does not constitute a part of this proxy statement.

Corporate Governance Committee

In addition, our Board of Directors has a Corporate Governance Committee. The Corporate Governance Committee identifies, evaluates and recommends potential Board and committee members. The Corporate Governance Committee also develops and recommends to the Board governance guidelines. The members of the Corporate Governance Committee are Messrs. Marchese, Harris and Becker. Although not required due to the Company’s status as a “controlled company,” Messrs. Marchese, Harris and Becker are independent directors as defined in Rule 4200(a)(15) of the Nasdaq Rules. Mr. Marchese serves as Chairman of the Corporate Governance Committee. The Corporate Governance Committee was formed in November of 2003 in connection with our initial public offering and did not meet during the last fiscal year. The Corporate Governance Committee has adopted a Corporate Governance Committee Charter that is attached as Appendix B and that also can be found on our website at www.qualitydistribution.com.

Compensation Committee

In addition, our Board of Directors has a Compensation Committee. The Compensation Committee determines our compensation policies and forms of compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors, officers, employees and consultants and administers our stock incentive plans. The members of the Compensation Committee are Messrs. Becker, Harris and Schumacher. Mr. Harris serves as Chairman of the Compensation Committee. In preparation for the initial public offering, the Compensation Committee was constituted on November 5, 2003. Accordingly, the Compensation Committee had no role in the determination of compensation prior to that date. The Compensation Committee acted by written consent one time during the last fiscal year. The Compensation Committee has adopted a Compensation Committee Charter that is attached as Appendix C and that also can be can be found on our website at www.qualitydistribution.com.

Executive Committee

In addition, our Board of Directors has an Executive Committee. The Executive Committee consults with and advises the officers of the Company in the management of its business and exercises the power and authority of the Board of Directors to direct the business and affairs of the Company in intervals between meetings of the Board, subject to certain exceptions. The members of the Executive Committee are Messrs. Marchese, Harris and Becker. Mr. Harris serves as Chairman of the Executive Committee. The Executive Committee was formed on May 11, 2004 and as such did not meet during the last fiscal year.

CONTROLLED COMPANY EXCEPTION

Quality Distribution is a “controlled company” as defined in Rule 4350(c)(5) of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Apollo. See “Security of Certain Beneficial Owners and Management.” Therefore, we are exempt from the requirements of Rule 4350(c) with respect to (1) having a majority of independent directors on our Board, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by a majority of the independent directors or a committee composed solely of independent directors.

DIRECTOR NOMINATION PROCEDURES

At present, the Corporate Governance Committee determines nominees for director. The Corporate Governance Committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary or appropriate for the Corporate Governance Committee to have such a policy because the Amended and Restated By-Laws of the Company provide that directors shall be elected by a plurality of the votes cast by shares entitled to vote at a meeting in which a quorum is present, and the Company is controlled by Apollo Investment Fund III, L.P., Apollo Overseas Partners, III, L.P. and Apollo (U.K.) Partners III, L.P. (collectively, “Apollo”) who collectively own a majority of the shares of Quality Distribution.

Generally, nominees for director are identified and suggested by the members of the Board or management using their business networks. The Board has not retained any executive search firms or other third parties to identify or evaluate director candidates in the past. The Board and the Corporate

Governance Committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. For more information, please see the investor relations section of our website at www.qualitydistribution.com. Other information contained on our website does not constitute a part of this proxy statement.

DIRECTOR COMPENSATION

Our independent directors are compensated $2,000 per month plus $1,500 per Board of Directors’ meeting attended and $1,000 per committee meeting attended. The chairman of each committee receives $2,000 per committee meeting. Telephonic meetings are paid at 50% of the standard rate. On November 5, 2003, each non-employee director at the time was granted 20,000 options, contingent on the closing of the initial public offering, at the initial public offering price of $17.00 per share. On June 3, 2004, Messrs. Marchese, Schumacher and Press each received grants of options to purchase 10,000 shares of the Company’s common stock pursuant to the 2003 Stock Option Plan at the then market price of $9.20 per share.

PROPOSAL 2:

APPOINTMENT OF INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP served as our independent auditors for the fiscal year ending December 31, 2003. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2004. We are submitting our appointment of independent auditors for shareholder ratification at this annual meeting.

Our charter and bylaws do not require that our shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in accountants would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE “FOR” THE

RATIFICATION OF THE INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee reviews the Company’s financial reporting process on behalf of our Board. Management is responsible for our internal controls, the financial reporting process and the preparation of our consolidated financial statements. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the financial statements.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented.

In addition, the Audit Committee has discussed with the independent auditors, the accountants’ independence from the Company and its management, and has received the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees).

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

                                         THE AUDIT COMMITTEE

Richard B. Marchese

Anthony R. Ignaczak

Alan H. Schumacher**

*	The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

**	Mr. Schumacher did not become a member of the Audit Committee until May 13, 2004.

FEES PAID TO INDEPENDENT AUDITORS IN 2003

Audit Fees

During the years ended December 31, 2003 and 2002, we were billed $225,000 and $257,000, respectively, for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the audit of our annual financial statements and review of our financial statements included in our Form 10-Q’s.

During the year ended December 31, 2003, we were billed by PwC $772,000 for work performed in connection with our initial public offering of common stock in November 2003 and with a debt offering that was not effected. During the year ended December 31, 2002, we paid PwC $130,300 for work performed on our debt exchange offer in the second quarter of 2002.

Audit-Related Fees

During the year ended December 31, 2003 and 2002, we were billed by PwC $22,500 and $15,000, respectively, for the audits of two of our benefit plans.

Tax Fees

We were billed by PwC $128,000 and $169,000 for the years ended December 31, 2003 and 2002, respectively, for tax compliance work performed.

All Other Fees

No other fees were billed by PwC during 2003 nor 2002.

Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensation, retention, valuation and oversight of the work of the independent auditors, including, but not limited to, approving fees, evaluating the scope of the audit, pre-approving all audit and non-audit services and reviewing all proposed audit adjustments. Prior to our initial public offering and the approval of the Audit Committee Charter, the services described above were approved by either our Chief Financial Officer or the then existing audit committee.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 3, 2004 (based on 19,001,125 shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock,

•	each of our directors,

•	each of our named executive officers, and

•	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of June 3, 2004, but excludes shares of common stock underlying options or warrants held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENTAGE OF CLASS
Thomas L. Finkbiner(1)(2)	158,718	*
Samuel M. Hensley(1)(2)	5,294	*
Virgil T. Leslie(1)(2)	5,589	*
Keith J. Margelowsky(1)(2)	18,362	*
Dennis R. Copeland(1)(2)	25,162	*
Michael A. Grimm(1)	24,359	*
Richard B. Marchese(1)	—	—
Joshua J. Harris(3)(4)	—	—
Michael D. Weiner(3)(4)	—	—
Marc J. Rowan(3)(4)	—	—
Marc E. Becker(3)(4)	—	—
Anthony R. Ignaczak(5)	—	—
Donald C. Orris(1)	—	—
Alan H. Schumacher(1)	—	—
Eric L. Press(3)(4)	—	—
All executive officers and directors as a group (15 persons)	237,484	1.25%
Apollo Investment Fund III, L.P. (6) c/o Apollo Advisors III, L.P. Two Manhattanville Road, Purchase, New York 10577	10,535,312	55.10%
Wellington Management Company, LLP(7)	1,226,649	6.46%

*	Less than 1.0%

(1)	The business address for Messrs. Finkbiner, Hensley, Orris, Margelowsky, Grimm, Leslie, Marchese, Copeland and Schumacher is Quality Distribution, Inc., 3802 Corporex Park Drive, Tampa, FL 33619.

(2)	The shares for certain of our executive officers include the issuance of restricted stock, which has voting rights. These shares are subject to vesting incrementally over five years beginning December 31, 2004. Mr. Finkbiner has 41,176 shares, Mr. Hensley has 5,294 shares, Mr. Leslie has 5,589 shares, Mr. Margelowsky has 3,353 shares and Mr. Copeland has 3,353 shares.

(3)	The business address for Messrs. Harris, Weiner, Rowan, Becker and Press is Apollo Management, L.P., 9 West 57th Street, New York, NY 10019.

(4)	Messrs. Harris, Weiner, Rowan, Becker and Press are each partners and officers of certain affiliates of Apollo. Although each of Messrs. Harris, Weiner, Rowan, Becker and Press may be deemed to beneficially own shares owned by Apollo, each such person disclaims beneficial ownership of any such shares.

(5)	The business address for Mr. Ignaczak is Quad-C Management, Inc., 230 East High Street, Charlottesville, Virginia 22902.

(6)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom as well as 7,810 shares, which are issuable upon exercise of QDI’s warrants held by such entities. Also includes 136,521 shares owned by two other institutional investors as to which Apollo has sole voting power pursuant to the irrevocable proxy granted by such institutional investors in the Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement, dated as of August 28, 1998 thereto as amended by Amendment No. 1 dated April 2, 2002. The Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement dated August 28, 1998, as amended by Amendment No. 1 thereto dated April 2, 2002, provides that in no event shall the grant of the proxy be effective to the extent that the voting power of the proxy, when combined with the voting power of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. or Apollo (U.K.) Partners III, L.P. would exceed 79.99% of the voting power of QDI.

(7)	Based solely on information obtained from a Schedule 13G filed by Wellington Management Company, LLP with the SEC on or about February 13, 2004. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosure contained in Wellington Management Company’s Schedule 13G. The business address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. The entity has shared investment power for all 1,226,649 shares beneficially owned and has shared voting power for 770,059 of these shares.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid by QDI for services rendered by our Chief Executive Officer, our four other most highly compensated executive officers and one former highly compensated executive officer (the “Named Executive Officers”) during the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

	Annual Compensation		Long-Term Awards		Securities Underlying
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards ($) (1)	Options (#)	All Other Compensation (2)
Thomas L. Finkbiner	2003	254,273	69,000	700,000	464,000	906
President and	2002	253,545	—	—	—	6,773
Chief Executive Officer	2001	258,000	—	—	—	113,569
Samuel M. Hensley	2003	195,962	25,000	90,000	145,000	60,408
Senior Vice President—Finance and
Chief Financial Officer(3)
Virgil T. Leslie	2003	194,204	50,000	95,000	170,000	433
Executive Vice President and General	2002	172,543	—	—	—	6,773
Manager	2001	159,115	15,000	—	—	13,886
Dennis R. Copeland	2003	167,514	12,000	57,000	85,000	558
Senior Vice President—Administration	2002	164,764	—	—	—	6,773
	2001	153,320	14,042	—	—	12,929
Michael A. Grimm	2003	164,973	12,500	—	—	1,004
Former Executive Vice President—	2002	162,184	—	—	—	6,773
Business Development(4)	2001	160,326	—	—	—	7,656
Keith Margelowsky	2003	159,824	10,000	57,000	85,000	341
Senior Vice President of Performance	2002	156,352	—	—	—	6773
Planning	2001	154,539	—	—	—	7,656

(1)	All restricted stock was granted pursuant to the 2003 Restricted Stock Plan and vests in 20% increments over five years beginning December 31, 2004. Restricted Stock Awards were granted on November 5, 2003, contingent on the closing of the initial public offering, based on a price per share equal to the initial public offering price of $17.

(2)	Amounts shown represent employer contributions to the profit sharing and 401(k) plans, automobile allowance, employer paid premiums for group term life insurance and relocation reimbursement. QDI maintains various employee benefits and compensation plans, including an incentive bonus plan and 401(k) savings plan.

(3)	Samuel M. Hensley joined QDI in October 2002. His compensation during 2002 was less than $100,000.

(4)	Michael A. Grimm resigned from QDI effective January 1, 2004.

Option/SAR Grants in Last Fiscal Year

The following table sets forth the grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 2003:

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options (#) (1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($, in thousands)	10% ($, in thousands)
Thomas L. Finkbiner	464,000	24.8%	17.00	11/5/13	4,965	12,593
Samuel M. Hensley	145,000	7.8%	17.00	11/5/13	1,552	3,935
Virgil T. Leslie	170,000	9.1%	17.00	11/5/13	1,819	4,614
Dennis R. Copeland	85,000	4.5%	17.00	11/5/13	910	2,307
Michael A. Grimm	—	—	—	—	—	—
Keith Margelowsky	85,000	4.5%	17.00	11/5/13	910	2,307

(1)	All options, which were granted pursuant to the 2003 Stock Option Plan, were non-qualified, were granted at market value on the date of the grant, vest in 25% increments over four years and have a term of ten years.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the exercise of options by the Named Executive Officers during the fiscal year ended December 31, 2003 and unexercised options held as of the fiscal year ended December 31, 2003:

(Dollar figures shown in thousands)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas L. Finkbiner	—	—	—	464,000	—	1,206.4
Samuel M. Hensley	—	—	—	145,000	—	377.0
Virgil T. Leslie	—	—	—	170,000	—	442.0
Dennis R. Copeland	—	—	—	85,000	—	221.0
Michael A. Grimm	—	—	—	—	—	—
Keith Margelowsky	—	—	—	85,000	—	221.0

(1)	Calculated based on the fair market value of our common stock on December 31, 2003 ($19.60 per share) minus the exercise price ($17.00 per share).

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors presents the following report on executive compensation for the fiscal year ended December 31, 2003. QDI became a public company following its initial public offering on November 13, 2003. In preparation for the initial public offering, the Compensation Committee was constituted on November 5, 2003. Accordingly, the Compensation Committee had no role in the determination of compensation prior to that date.

Overall Compensation Policies. The primary compensation policy of QDI, which is endorsed by the Compensation Committee, is that a significant portion of the compensation of each executive officer should be based upon the financial performance of the Company and the contribution to that performance made by the executive officer. Thus, a significant portion of the compensation for each executive officer is “at risk.” QDI and the Compensation Committee also believe that executive compensation should serve to attract and retain key employees and provide them with incentives to assist the company in achieving strategic and financial goals that ultimately enhance the value of QDI’s stock. To further these goals, QDI’s compensation structure for executive officers has three components:

•	Long-Term Incentive Awards (Stock Options and Restricted Stock)

•	Annual Bonus

•	Base Salary

Stock options and restricted stock awards are determined and approved by the Compensation Committee. The annual bonus and base salary for each of Messrs. Hensley, Leslie, Copeland, Grimm and Margelowsky has been established under their respective employment agreements discussed elsewhere in this proxy statement. The base salaries and annual bonuses for other executive officers are determined in accordance with the compensation policies outlined in this Report.

To date, the Compensation Committee has not retained an independent compensation consultant but has considered certain publicly available compensation information of public companies in the industry.

Base Salary. Base salary levels are assigned to positions based on job responsibilities, the company’s historical salary levels for that position and an informal review of salaries paid by similar enterprises for similarly situated employees. Salaries of certain executives have been established by negotiation at the time that the company acquired the business owned or managed by the executive. In other cases, salaries were determined in negotiations to recruit certain executives for key positions, after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the executive to leave his current position and compensation paid historically to executives recruited for that position.

Annual Bonus. The annual bonus plan for 2003 in which most executives of the Company, including Messrs. Hensley, Leslie, Copeland, Grimm and Margelowsky, participated provided for executive bonuses that were determined based, in part, upon the executive’s level of base compensation, options granted to the executive, industry practices and trends, the executive’s level of accountability and his particular contributions towards the achievement of QDI’s goals and objectives, the successful completion of the restructuring of certain indebtedness of QDI and the consummation of certain acquisitions by QDI. The bonuses for the executive officers ranged from $69,000 to $10,000.

Long-Term Incentive Awards Compensation. Before QDI’s initial public offering in November, 2003, QDI maintained the Quality Distribution, Inc. 1998 Stock Option Plan, as amended. In connection with the initial public offering, QDI adopted the 2003 Stock Option Plan and the 2003 Restricted Stock Incentive Plan. From time to time, QDI provides long-term incentives to executives and other key employees through the grant of stock options and restricted stock under these plans. These long-term incentives are intended, in general, to help further QDI’s growth and success by permitting QDI’s officers, employees and consultants to acquire shares of QDI’s common stock, thereby increasing their personal interest in the company’s growth and success, to help further link the interests of award recipients with those of QDI’s stockholders generally, and to provide an additional means to help QDI attract and retain, as well as reward outstanding contributions by, the award recipients.

QDI’s stock option and restricted stock grants typically vest in equal annual installments, with stock options typically vesting over a four-year period following the date of grant of the award and restricted stock typically vesting over a five-year period following the date of grant of the award. Typically, the exercise price of each option will be no less than the market value of the underlying stock on the date of grant of the award.

In approving QDI’s November 5, 2003 stock option and restricted stock grants, the Compensation Committee considered, among other factors, executives’ total compensation packages, options previously granted, the potential dilutive effects of the grants, industry practices and trends, respective executive accountability levels, future potential stock values, the length of the respective executives’ tenure of employment by QDI, creation of proper incentives to enhance QDI’s long term performance, and the executives’ respective contributions towards the achievement of QDI’s goals and objectives.

Chief Executive Officer Compensation. The employment agreement between Thomas L. Finkbiner and QDI entered into on November 8, 1999 provides that Mr. Finkbiner will be paid an annual base salary of $260,000 per year. Since November, 2002, Mr. Finkbiner has agreed to a 5% reduction in the rate of his base salary in order to help improve QDI’s cash flow position. Mr. Finkbiner’s employment contract also provides that he will be eligible to receive an annual bonus of up to 25% of base salary. Mr. Finkbiner’s annual bonus for fiscal 2003, $69,000, was, as outlined above for the Company’s executive officers generally, determined based upon Mr. Finkbiner’s level of base compensation, options granted, industry practices and trends, Mr. Finkbiner’s level of accountability and his particular contributions towards the achievement of QDI’s goals and objectives, the successful completion of the restructuring of certain debt of QDI and the consummation of certain acquisitions by QDI.

On November 5, 2003, QDI granted Mr. Finkbiner stock options covering 464,000 shares of QDI common stock at an exercise price of $17.00 per share and a restricted stock award covering 41,176 shares of QDI common stock. The exercise price of the stock options, $17.00 per share, was determined based on QDI’s initial public offering price of $17.00. The stock options and restricted stock awarded to Mr. Finkbiner are scheduled to vest in equal annual installments, with the stock options vesting over a four-year period following the date of grant of the award and the restricted stock vesting over a five-year period following the date of grant of the award. These awards to Mr. Finkbiner were, as outlined above with respect to the company’s stock option and restricted stock grants to executive officers generally, determined based upon Mr. Finkbiner’s total compensation package, options previously granted, the potential dilutive effects of the grants, industry practices and trends, Mr. Finkbiner’s level of accountability, future potential stock values, the length of Mr. Finkbiner’s tenure of employment by QDI, creation of proper incentives to enhance QDI’s long term performance, and Mr. Finkbiner’s contributions towards the successful completion of the restructuring of certain debt of QDI and the consummation of certain acquisitions by QDI.

Tax Treatment. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation for compensation paid in a particular year to any “covered employee” (which term generally includes the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the relevant year) to the extent that the compensation paid to the employee for that year exceeds $1 million. However, qualifying performance-based compensation will not be subject to the Section 162(m) deduction limit if certain requirements are met. In addition, a transition rule is afforded so that certain compensation paid by a corporation that becomes subject to Section 162(m) by reason of becoming publicly held will not be subject to the Section 162(m) deduction limit if paid during a prescribed transition period.

QDI’s past stock option and restricted stock grants are intended to be exempt from the Section 162(m) deduction limits by reason of the Section 162(m) transition rule. Current base salary and anticipated bonus levels are not expected to exceed the Section 162(m) deduction limit.

The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding QDI’s efforts, that compensation intended by QDI to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                                         THE COMPENSATION COMMITTEE

Joshua J. Harris

Marc E. Becker

Alan H. Schumacher

*	The report of the Compensation Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PERFORMANCE GRAPH*

The following graph depicts a comparison of cumulative total shareholder returns for Quality Distribution as compared to the Nasdaq Transportation Index and the Nasdaq Composite Index. The graph assumes the investment of $100 on November 7, 2003 (the date Quality Distribution’s stock began trading on the NASDAQ National Market) through December 31, 2003.

Cumulative Shareholder Returns on $100 Invested

	11/07/03	11/28/03	12/31/03
QLTY	$100	$97	$105
Nasdaq—Composite	$100	$99	$102
Nasdaq—Transportation	$100	$97	$97

*	The performance graph is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

EMPLOYMENT AND RELATED AGREEMENTS

On May 30, 2002, pursuant to the contribution agreement between QDI and Quality Distribution, LLC, Quality Distribution, LLC assumed our obligations under the employment agreements summarized below.

Employment Agreements

On November 8, 1999, QDI entered into an employment agreement with Thomas L. Finkbiner as President and Chief Executive Officer of QDI with a base salary of $260,000 per annum. His incentive is based upon achievement of plan at 50% of base salary with an additional bonus of 25% of base salary potential, subject to evaluation by the Board of Directors. The employment agreement provides for a two-year term of service, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Finkbiner gives notice that the term will not be so extended.

On June 30, 2004, QDI entered into an amendment of its employment agreement with Virgil T. Leslie to perform the duties of Executive Vice President and General Manager for QDI with a base salary of $210,000 per annum. The employment agreement, as amended, provides for a two-year term, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Leslie give notice that the term will not be so extended.

On June 23, 1998, QDI entered into an employment agreement with Dennis R. Copeland to perform the duties of Vice President of Administration for QDI with a base salary of $145,000 per annum. His incentive bonus of up to 25% of his annual salary is based on pre-determined performance standards subject to the QDI Board’s discretion. The employment agreement provides for a two-year term, with an automatic one-year extension on each anniversary date, unless QDI or Mr. Copeland give notice that the term will not be so extended.

On March 30, 2003, QDI entered into an amendment of its employment agreement with Michael Grimm to perform the duties of Executive Vice President of Business Development with a base salary of $164,973 per annum. His incentive bonus of up to 20% of his annual salary is based on predetermined performance standards subject to the QDI Board’s discretion, and he is to receive commissions based on billed linehaul revenue generated by new affiliates and acquisitions generated by him. The employment agreement provides for a seven month term, with automatic six month extensions, unless QDI or Mr. Grimm gives notice that his term will not be so extended. QDI and Mr. Grimm have agreed not to extend Mr. Grimm’s employment with QDI beyond the December 31, 2003 expiration of the term of his employment agreement. Under the terms of his employment agreement, Mr. Grimm will receive the severance benefits described below, including his base salary, through December 31, 2004.

On February 5, 2003 QDI entered into an employment agreement with Samuel Hensley to perform the duties of Senior Vice President Finance and Chief Financial Officer with a base salary of $195,000. The employment agreement provides for a two year term, with an automatic one year extension on each anniversary date, unless QDI or Mr. Hensley give notice that the term will not be so extended.

On April 10, 2000 QDI entered into an employment agreement with Keith Margelowsky to perform the duties of Senior Vice President of Performance Planning with a base salary of $150,000. The employment agreement provides for a two year term, with an automatic one year extension on each anniversary date, unless QDI or Mr. Margelowsky give notice that the term will not be so extended.

Each of the employment agreements listed above provide for certain severance payments to be made if the employment of any such executives is terminated without “cause” or if such executive resigns for a “good reason,” such as after the occurrence of one of a number of specified changes in such executive’s employment, including:

•	a material diminution by QDI of the executive’s duties and responsibilities

•	a material breach by QDI of its compensation and benefit obligations, or

•	an involuntary relocation by more than 50 miles from Tampa, Florida.

Under such circumstances:

•	Mr. Finkbiner would be entitled to receive his base salary for the remainder of the term of his employment, a pro rated bonus and continued medical and other benefits;

•	All other contracted executives would be entitled to receive his base salary for one year after such termination and continued medical and other benefits.

Other senior executives hold employment agreements with QDI with various terms and conditions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of QDI’s Board of Directors was established on November 5, 2003. Mr. Schumacher, Mr. Harris and Mr. Becker serve on the committee. None of the members are or have been officers or employees of QDI. Prior to the establishment of the Compensation Committee, our Board of Directors established levels of compensation for our executive officers. There are not currently any compensation committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The 2002 Transactions

On April 10, 2002, QDI and its subsidiaries, pursuant to the terms of an Offering Memorandum and Consent Solicitation Statement, as supplemented by Supplement No. 1 thereto dated as of May 10, 2002,

•	commenced an offer to exchange up to $87.0 million principal amount of our then outstanding 10% Senior Subordinated Notes due 2006 and the FIRSTS due 2006 for a combination of certain debt and equity securities, including the old notes issued by Quality Distribution, LLC,

•	commenced a consent solicitation for certain proposed amendments to the indenture governing the QDI notes to eliminate many of the restrictive covenants contained in that indenture, and

•	entered into lock-up agreements with certain affiliates of Apollo, certain affiliates of Ares Management, L.P. and certain members of our management, who collectively held $53.0 million aggregate principal amount of the QDI notes.

The exchange offer for the QDI notes and the consent solicitation were consummated on May 30, 2002. On such date, QDI accepted $61.4 million aggregate principal amount of its notes (excluding the $53.0 million aggregate principal amount of the QDI notes covered by the lock-up agreements). All tendering holders received for each $1,000 principal amount of QDI notes tendered, a combination of debt and equity securities consisting of:

•	$650 principal amount of 12.5% Senior Subordinated Secured Notes due 2008 issued by Quality Distribution, LLC,

•	$150 principal amount of 12% Junior PIK Notes due 2009 issued by us, and

•	3.4706 warrants, each to purchase one share of our common stock at an exercise price of $2.94 per share.

Pursuant to the terms of the lock-up agreements with Ares, Apollo and QDI’s management, on May 30, 2002,

•	Ares exchanged its QDI notes for the same combination of debt and equity securities indicated above for tendering holders,

•	Apollo and QDI’s management group exchanged their respective QDI notes for shares of our 13.75% preferred stock, and

•	Apollo purchased for cash an additional $10 million of our 13.75% preferred stock, all of the proceeds of which were used by us to retire certain borrowings under the existing credit facility for which Apollo had provided credit support.

As a result of the transactions, on May 30, 2002,

•	Quality Distribution, LLC issued $54,535,000 aggregate principal amount of 12.5% Senior Subordinated Secured Notes due 2008 to the holders of QDI notes participating in the transactions and to Ares,

•	we issued $12,585,000 aggregate principal amount of 12% Junior PIK Notes due 2009 to the holders of QDI notes participating in the transactions and to Ares,

•	we issued 291,186 warrants to purchase our common stock to the holders of QDI notes participating in the transactions and to Ares, and

•	we issued shares of our 13.75% preferred stock with an aggregate liquidation preference of $40,500,000 to Apollo and QDI’s management group.

In addition, as a result of the closing of the transactions, the amendments to the financial covenants contained in the Fifth Amendment to the credit agreement became effective. The Fifth Amendment amended the financial covenants through the date of the final maturity of the credit agreement so as to make them less restrictive.

Shareholders’ Agreement

Elton E. Babbitt, Charles J. O’Brien, Jr., Marvin Sexton and Richard J. Brandewie entered into a shareholders’ agreement with Apollo governing certain aspects of the relationship among such shareholders and QDI. Such shareholders’ agreement contains, among other matters,

•	a provision restricting the rights of Elton E. Babbitt to transfer his shares of QDI common stock, subject to certain permitted or required transfers and a right of first refusal in favor of Apollo;

•	certain registration rights in the event QDI effects a registration of QDI securities;

•	certain preemptive rights with respect to the sale or issuance of QDI common stock and equity securities convertible into QDI common stock to Apollo; and

•	certain rights of Charles J. O’Brien, Jr. to cause QDI to purchase from him at the then fair market value up to such number of shares with a value equal to the implied value of his investment in QDI common stock at the Effective Time.

Such shareholders’ agreement became effective on June 9, 1998 and will terminate upon the earlier of:

•	the tenth anniversary thereof; and

•	such time as QDI is a public company with equity securities listed on a national securities exchange or publicly traded in the over-the-counter market.

Accordingly, the shareholders’ agreement was terminated on November 13, 2003, the completion date of our initial public offering provided, however, that certain transfer restrictions and registration rights still survive notwithstanding QDI being a public company.

Pursuant to such shareholders’ agreement, prior to the completion of QDI’s initial public offering on November 13, 2003, Apollo was entitled to a transaction fee of up to 1.0% of the value of each transaction entered into by QDI, as determined in the sole discretion of Apollo. Such fee was in addition to the management fees payable to Apollo as set forth in the management agreement between Apollo and QDI described below. No fees were paid by QDI to Apollo pursuant to this shareholders’ agreement.

In connection with the conversion of our outstanding preferred stock, Mr. O’Brien exercised his preemptive rights under the shareholders’ agreement to purchase 25,000 shares of the common stock in a cash transaction for the effective preferred share conversion price of $11.63 per share. No other shareholders have exercised their preemptive rights under the shareholders’ agreement.

In addition, on May 30, 2002 we entered into an additional agreement with Apollo and Thomas L. Finkbiner, Michael A. Grimm, Dennis R. Farnsworth, Keith J. Margelowsky, Dennis R. Copeland and Douglas B. Allen governing certain aspects of the relationship among such management persons, Apollo and QDI. This additional shareholders’ agreement contains, among other matters,

•	a provision granting Apollo, and subjecting the management persons to, certain drag-along rights in the event of a transfer of securities held by Apollo in QDI to third parties; and

•	certain rights of the management persons, under certain circumstances, to participate in transfers of QDI securities held by Apollo to third parties.

The additional shareholders’ agreement terminates upon the mutual consents of the parties thereto or at such time as Apollo ceases to own in the aggregate less than 10% of the shares of QDI’s fully diluted common stock.

Further, as referenced in the footnotes to “Security Ownership of Certain Beneficial Owners and Management,” on August 28, 1998, as amended by Amendment No. 1 dated April 2, 2002, in connection with the issuance of certain securities by QDI to certain institutional shareholders, we entered into an amended and restated common and preferred stock purchase and shareholders’ agreement with Apollo and such institutional shareholders named therein governing certain aspects of the relationship among such institutional shareholders, Apollo and QDI. This purchase and shareholders’ agreement contains, among other matters,

•	a provision granting Apollo, and subjecting the institutional shareholders to, certain drag-along rights in the event of a transfer of securities held by Apollo in QDI to third parties;

•	certain rights of the institutional shareholders, under certain circumstances, to participate in transfers of QDI securities held by Apollo to third parties;

•	certain registration rights of the institutional shareholders in the event QDI effects a registration of QDI securities held by Apollo, subject to certain cut backs;

•	certain preemptive rights of the institutional shareholders with respect to the sale by QDI of common stock and/or preferred stock to Apollo; and

•	certain irrevocable proxy rights as discussed in the footnotes to “Security Ownership of Certain Beneficial Owners and Management.”

The purchase and shareholders’ agreement terminates at such time as Apollo ceases to own in the aggregate less than 10% of the shares of QDI’s fully diluted common stock.

Limited Recourse Secured Promissory Note And Pledge Agreements.

In connection with the purchase by Marvin Sexton, a former President of QCI, of shares of QDI in June 1998, QDI made a limited recourse secured loan to Marvin Sexton in the amount of $400,000. The loan bears interest at a rate equal to LIBOR plus 1.5% and is secured by a pledge by Mr. Sexton of all of his QDI common stock and options to purchase QDI common stock. The principal amount of the loan is due on June 9, 2006, with mandatory pre-payments due upon, and to the extent of, the receipt of after-tax proceeds from the sale of Mr. Sexton’s pledged securities. As of December 31, 2003, the entire $400,000 principal amount of the loan was outstanding.

Thomas Finkbiner, QDI’s President and Chief Executive Officer, signed a Limited Recourse Secured Promissory Note for $800,000 in November 1999 in conjunction with his purchase of QDI stock. The loan bears interest at a rate calculated based on QDI’s cost of borrowings and is secured by a pledge by Mr. Finkbiner of his QDI common stock, which loan and pledge are under similar terms and conditions as Mr. Sexton’s agreement. As of December 31, 2003, the entire $800,000 principal amount of the loan was outstanding.

Registration Rights Agreement

In addition to the shareholders’ agreement, we entered into a separate second amended and restated registration rights agreement with Apollo and Thomas L. Finkbiner, Michael A. Grimm, Dennis R. Farnsworth, Keith J. Margelowsky, Dennis R. Copeland and Douglas B. Allen pursuant to which Apollo obtained an unlimited number of demand and incidental registration rights and each of the other parties thereto obtained incidental registration rights. As a result, at Apollo’s written request, we are obligated to prepare and file a registration statement covering the shares so requested to be registered by Apollo. In addition, should we propose in the future to register any of our own common stock for sale to the public, Apollo and the other parties thereto have the opportunity to include their common stock in the same or concurrent registration statement filed by us, subject to customary cutbacks at the option of any underwriters of such future offerings. All of the 10,390,981 shares of common stock owned by Apollo and all of the 208,737 shares of common stock owned by the other parties, including the shares of common stock issued upon conversion of our preferred stock, have registration rights under this agreement. We will bear all expenses, other than selling expenses, incurred in the registration process. The registration rights agreement provides for standard indemnification provisions for an agreement of this type. Additionally, the registration rights agreement provides for preemptive rights granted to Apollo with respect to the sale of certain QDI capital stock and certain equity securities convertible into capital stock, other than in connection with this offering.

Other Transactions

We entered into a management agreement with Apollo on February 10, 1998 whereby we retained Apollo to provide financial and strategic advice. Pursuant to the terms of the management agreement, Apollo agreed to provide financial and strategic services as reasonably requested by our Board of Directors. As consideration for services to be rendered under the management agreement, we paid to Apollo an initial fee of $2.0 million on June 9, 1998 and agreed to pay an annual fee of $500,000 to Apollo Management until termination of the management agreement. We recognized $500,000 in selling and administrative expense in 2000 and 2001 under the management agreement. The agreement was suspended for 2002 and we did not recognize any selling and administrative expense for these services. In 2002, we entered into an agreement to provide advisory and consulting services to Apollo. The annual fee for these services is $300,000, and was recorded as a reduction in selling and administrative costs in 2003 and 2002. The management agreement with Apollo Management was terminated effective as of October 7, 2003.

Effective October 23, 2001, QDI and Charles J. O’Brien, Jr. modified his current agreement to provide that Mr. O’Brien’s title would change to Special Assistant to the CEO with a base salary of $52,000 per year through June 30, 2002. In July 2002, Mr. O’Brien’s employment agreement was modified to provide for a base salary of $12,000 per year.

Mr. Brandewie, a former member of our Board of Directors owns a minority interest in an information technology firm that provides services to us. Total amounts paid by us to the firm during 2003, 2002 and 2001 were $0.2 million, $0.4 million and $0.5 million, respectively.

In August 2001, QCI entered into an agreement with respect to affiliate facilities in Bridgeport, NJ with Charles J. O’Brien, Jr., a former director/shareholder. Mr. O’Brien has been operating this location under the affiliate program. The aggregate revenue in 2003 and 2002 for those operations was $13.1 million and $11.4 million, respectively. As of December 31, 2003 and 2002, $0.1 million and $0.1 million, respectively, was owed to us in connection with this affiliate operation.

Certain members of our management were able to purchase shares of common stock offered at the initial public offering price through a directed share program which was available to certain members of our management, friends and family of members of our management, our employees, directors, affiliates, owner-operators and employees of our affiliates and owner-operators.

In connection with our initial public offering on November 13, 2003, all outstanding shares of our preferred stock (originally issued pursuant to the Articles of Amendment that were filed with the Secretary of State of the State of Florida on May 23, 2002) substantially all of which were held by Apollo and members of QDI’s management, were automatically converted into shares of our common stock pursuant to the terms of the Articles of Amendment to our Articles of Incorporation filed with the Secretary of State of the State of Florida on October 1, 2003. Pursuant to the terms of the amendment, upon the earlier to occur of the consummation of the initial public offering of common stock of QDI or the receipt by QDI of the consent of our lenders required under the then existing credit facility, all 510,000 shares of preferred stock outstanding would convert automatically into 7,654,235 shares of common stock. This conversion resulted in each outstanding share of preferred stock converting into approximately 15 shares of common stock, which resulted in an effective price of approximately $11.63 per share of common stock. The purpose of the conversion was to eliminate all outstanding shares of preferred stock so that upon completion of the initial public offering that we would only have one class of capital stock outstanding. As a result of the conversion, there are no longer any shares of our preferred stock outstanding.

Pursuant to a Put and Call agreement dated December 14, 2001 between Apollo and our senior lenders and the administrative agent under our former credit facility, at the request of any of the Tranche D participating banks and after certain triggering events, Apollo was required to purchase all the Tranche D term loans held by such Tranche D banks. In addition, Apollo had the right, in its sole discretion, to purchase all or any part of the Tranche D term loans from the Tranche D banks at any time. The Put and Call agreement was terminated upon completion of the initial public offering.

For a description of certain employment agreements and other agreements with management and security holders, see “Executive Compensation”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company believes that, during the fiscal year 2003, its directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements. In making this statement, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% shareholders.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2005 Annual Meeting should deliver a written copy of their proposal to our principal executive offices no later than February 28, 2005 (which is 120 calendar days before the anniversary of the date of this proxy statement). Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. If the date of next year’s Annual Meeting is moved more than 30 days before or after July 28, 2005 (which is the anniversary of this year’s Annual Meeting) we must receive notice of the shareholder proposal within a reasonable time before we begin to print and mail our proxy materials. All shareholder proposals should be sent to 3802 Corporex Park Drive, Tampa, Florida, 33619, Attention: Chief Financial Officer.

DELIVERY TO SHAREHOLDERS SHARING ADDRESS

Only one proxy statement and Annual Report on Form 10-K has been delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement or the Annual Report on Form 10-K to a shareholder at a shared address to which a single copy was sent. Shareholders residing at a shared address who would like to request an additional copy of the proxy statement or Annual Report on Form 10-K now or with respect to future mailings (or to request to receive only one copy of the proxy statement or Annual Report on Form 10-K if multiple copies are being received) may write or call the Company’s Chief Financial Officer, 3802 Corporex Park Drive, Tampa, Florida, 33619, (800) 282-2031.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

By Order of the Board of Directors

/s/ THOMAS L. FINKBINER
President, Chief Executive Officer and Chairman of the Board of Directors

Dated: June 28, 2004

APPENDIX A

QUALITY DISTRIBUTION, INC.

CHARTER

OF THE

AUDIT COMMITTEE

OF THE

BOARD OF DIRECTORS

As Adopted

on

May 11, 2004

Quality Distribution, Inc.

Charter of the Audit Committee of the Board of Directors

I.	Audit Committee Purpose

1.1	Purpose. The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Quality Distribution, Inc. (the “Company”) in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and to prepare the annual report of the Audit Committee required by applicable Securities and Exchange Commission (“SEC”) disclosure rules. Among the matters the Committee will oversee are (a) implementation of processes and policies to ensure (1) the integrity of the Company’s financial statements and (2) the Company’s compliance with legal and regulatory requirements, (b) review and confirmation of the independent auditors’ qualifications and independence, and (c) evaluation of the performance of Company’s internal audit function and independent auditors.

1.2	Limitation on Duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II.	Audit Committee Composition and Meetings

2.1	Membership. The Committee will consist of at least three members of the Company’s Board as determined in accordance with the Company’s Amended and Restated By-Laws, as amended from time to time (the “By-Laws”). All members of the Committee must be directors who meet the knowledge requirements and the independence requirements of applicable law and The Nasdaq Stock Market (“Nasdaq”) in effect from time to time. No Audit Committee member shall simultaneously serve on the audit committees of more than two other public companies. Notwithstanding the foregoing two sentences, as permitted by the rules of the Nasdaq, under exceptional and limited circumstances, one director who does not meet certain of the criteria for “independent director” may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the next annual proxy statement, subsequent to the determination, the nature of such person’s relationship and the reasons for the Board’s determination. Such director will not be subject to either the independence requirements or the limitation on other public company audit committee service contained in this Section 2.1.

2.2	Appointment. The members of the Committee will be appointed by and serve at the discretion of the Board, following the recommendations of the Company’s Corporate Governance Committee. The Chairperson of the Committee will be appointed by the members of the Committee.

2.3	Financial Expert. The Committee will determine whether one member of the Committee qualifies as an “audit committee financial expert” as such term is defined in Item

401(h)(2) of Regulation S-K of the Securities and Exchange Commission. The Company will disclose in the periodic reports required by Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”) whether or not it has at least one member who is an audit committee financial expert, and if so, whether such audit committee financial expert is “independent” (as such term is defined in Item 7(d)(3)(iv) of Schedule 14A under the 1934 Act).

2.4	Executive Sessions. The Committee shall meet with each of the independent auditors, internal auditors (or other personnel responsible for the Company’s internal audit function) and management in separate executive sessions regularly (with such frequency as the Committee determines is appropriate) to discuss any matters that the Committee or these groups believe should be discussed privately.

2.5	Other Meetings. The Committee shall meet at least quarterly. Other meetings of the Committee will be with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. Special meetings of the Committee may be called by the Chairperson or upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated, if practicable, to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s By-Laws applicable to meetings of Board committees will govern meetings of the Committee.

2.6	Minutes. Minutes of each meeting will be kept.

2.7	Subcommittees. The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee.

III.	Audit Committee Responsibilities and Duties

The Board delegates to the Committee the express responsibility and authority to do the following:

Independent Auditors

(a)	Selection. Be solely and directly responsible for the appointment, compensation, retention, evaluation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, the termination and replacement of such firm. Such independent auditors shall report directly to and be ultimately accountable to the Committee.

(b)	Fees. The Committee has the ultimate authority to approve all audit engagement fees and terms and review all payments made to the audit firm, regardless of nature, on an annual basis.

(c)	Rotation of Independent Auditor. Consider whether there should be regular rotation of different public accounting firms serving as the independent auditors of the Company.

(d)	Audit Team. Review the experience and qualifications of the senior members of the independent auditors’ team.

(e)	Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent auditors (including the proposed scope and approach of the annual audit).

(f)	Lead Audit Partner Review, Evaluation and Rotation. Review and evaluate the lead partner of the independent auditors. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditors are rotated at least every five years.

(g)	Pre-Approval of Audit and Non-Audit Services. Pre-approve all auditing services and all non-audit services other than with respect to de minimis exceptions permitted by law or regulation to be performed by the independent auditors. Such pre-approval may be given as part of the Committee’s approval of the scope of the engagement of the independent auditors or on an individual basis. The pre-approval of non-audit services can be delegated by the Committee to one or more of its members, but the decision must be presented to the full Committee at the next regularly scheduled Committee meeting. The Company shall disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q if any non-audit services have been pre-approved during the period covered by the report if such non-audit services are required to be disclosed in the Company’s periodic reports filed pursuant to Section 13 of the 1934 Act.

(h)	Statement from Independent Auditors. At least annually, obtain and review a report from the independent auditors describing:

(i)	the independent auditors’ internal quality-control procedures;

(ii)	any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and

(iii)	all relationships between the independent auditors and the Company (to assess the independent auditors’ independence).

(i)	Hiring Policies. Set clear hiring policies for employees and former employees of the independent auditors.

(j)

Review Problems. Review with the independent auditors any audit problems or difficulties the independent auditors may have encountered in the course of its audit work, and management’s responses, including: (i) any restrictions on the scope of activities or access to requested information and (ii) any significant disagreements with management.

(k)	Related Party Transactions. Review and approve all related-party transactions.

(l)	Material Communications. Discuss with the independent auditors any material communications between the audit team and the independent auditors’ national office regarding auditing or accounting issues presented during the independent auditors’ engagement.

(m)	Accounting Adjustments. Discuss with the independent auditors any accounting adjustments that were noted or proposed by the independent auditors but were passed on.

Financial Reporting

(a)	Annual Financials. Review and discuss with management and the independent auditors the Company’s annual audited financial statements, (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material, prior to the public release of such information. Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the 1934 Act. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b)	Quarterly Financials. Review and discuss with management and the independent auditors the Company’s quarterly financial statements (including the Company disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the results of the independent auditors’ non-audit review of the quarterly financial statements, and other matters that the Committee deems material, prior to the public release of such information.

(c)	Accounting Principles. Review with management and the independent auditors material accounting principles applied in financial reporting, including any material changes from principles followed in prior years and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards (“SAS”) 61, as amended from time to time. By way of example, on the date this Charter was adopted, the items required to be communicated under SAS 61 include: (a) the auditor’s responsibility under Generally Accepted Auditing Standards (“GAAS”); (b) significant accounting policies; (c) management judgments and accounting estimates; (d) significant audit adjustments; (e) other information in documents containing audited financial statements; (f) disagreements with management, including accounting principles, scope of audit and disclosures; (g) consultation with other accountants by management; (h) major issues discussed with management prior to retention; (i) difficulties encountered in performing the audit; and (j) the auditor’s judgments about the quality of the Company’s accounting principles.

(d)	Judgments. Review reports prepared by management or by the independent auditors relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transaction as to which management obtained a SAS 50 letter.

(e)	Press Releases. Discuss earnings press releases with management (including the type and presentation of information to be included in earnings press releases), as well as financial information and earnings guidance provided to analysts and rating agencies.

(f)	Regulatory Developments. Review with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

Internal Audit and Risk Management

(g)	Internal Audit. Review the budget, qualifications, activities, effectiveness and organizational structure of the internal audit function and the performance, appointment and replacement of the lead internal auditor, and review summaries of material internal audit reports and management’s responses.

(h)	Risk Assessment and Risk Management. Discuss policies with respect to risk assessment and risk management periodically with management, internal auditors, and the independent auditors, and the Company’s plans or processes to monitor, control and minimize such risks and exposures.

Financial Reporting Processes; CEO and CFO Certifications

(i)	Internal and External Controls. In consultation with the independent auditors, internal auditors and the Company’s financial and accounting personnel, review the integrity, adequacy and effectiveness of the Company’s accounting and financial controls, both internal and external, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

(j)	Internal Controls Discussion. Review major issues regarding the Company’s accounting principles and financial statement presentations, including any significant change in the Company’s selection or application of accounting principles, and review major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

(k)	Reporting Systems. Establish regular and separate systems of reporting to the Committee by each of (i) management, (ii) the independent auditors and (iii) the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

(l)	Reports from Independent Auditors. Obtain and review timely reports from the independent auditors regarding:

(i)	all critical accounting policies and practices to be used by the Company;

(ii)	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	all other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

Such reports may be oral or in writing, but must be provided to the Committee before any auditor’s report is filed with the SEC.

(m)	CEO and CFO Certifications. Discuss with the Chief Executive Officer and the Chief Financial Officer of the Company (i) the processes involved in, and any material changes or disclosures required as a result of, the 10-K and 10-Q certification process and (ii) any deficiencies in design or operation of internal controls or any fraud involving management or employees with a significant role in the Company’s internal controls.

Legal and Regulatory Compliance

(n)	SEC Report. Prepare the annual report of the Committee included in the Company’s proxy statement as required by the proxy rules under the 1934 Act.

(o)	Reports from Others. Obtain such reports from management, auditors, the general counsel, tax advisors or any regulatory agency as the Committee deems necessary regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material effect on the Company’s financial statements. Consider whether the reported matters were properly taken into consideration in the preparation of the financial statements.

(p)	Code of Conduct; Waivers. Approve and monitor the Company’s compliance with a Code of Conduct required by applicable law or Nasdaq listing standards and covering the conduct and ethical behavior of directors, officers and employees, and approve in advance any amendments to the Code of Conduct or waivers of the Code of Conduct for actions taken by directors, executive officers and senior financial officers.

(q)	Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

Annual Evaluation of Committee and Charter; Reports to Board

(r)	Evaluation of Committee. Annually evaluate the performance of the Committee.

(s)	Review and Publication of Charter. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board, as appropriate, and publish this Charter as required by applicable law.

(t)	Recommendations; Reports to Board. Regularly report to the Board on the Committee’s activities and its conclusions and make appropriate recommendations to the Board.

IV.	Advisors and Counsel; Reliance; Investigations; Cooperation

4.1	Retention of Advisors and Counsel. The Committee has the power, in its sole discretion, to obtain advice and assistance from, and to retain at the Company’s expense, such independent or outside legal counsel, accounting or other advisors and experts as it determines necessary or appropriate to carry out its duties, and in connection therewith to receive appropriate funding, as determined by the Committee, from the Company.

4.2	Determine Administrative Expenses. Determine the level and cost of separate administrative support necessary or appropriate in carrying out the Committee’s duties, with such costs to be borne by the Company.

4.3	Reliance Permitted. The Committee will act in reliance on management, the Committee’s independent auditors, internal auditors, and other advisors and experts, as the Committee deems necessary or appropriate.

4.4	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

4.5	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, the independent auditors, the internal auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditors to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

V.	Miscellaneous

5.1	Rules and Procedures. Except as expressly set forth in this Charter or the Company’s By-Laws, or as otherwise provided by law or the rules of Nasdaq, the Committee shall establish its own rules and procedures.

APPENDIX B

QUALITY DISTRIBUTION, INC.

CHARTER

OF THE

CORPORATE GOVERNANCE COMMITTEE

OF THE

BOARD OF DIRECTORS

AS ADOPTED

ON

MAY 26, 2004

CHARTER OF THE

CORPORATE GOVERNANCE COMMITTEE

OF THE

BOARD OF DIRECTORS

OF

QUALITY DISTRIBUTION, INC.

VI.	Purpose. The purpose of the Corporate Governance Committee (the “Committee”) of QUALITY DISTRIBUTION, INC. (the “Company”) is to (a) identify individuals qualified to become members of the Board of Directors (the “Board”), consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for each annual meeting of shareholders; (b) develop, recommend to the Board and implement a set of corporate governance principles applicable to the Company; (c) oversee the evaluation of the board and management; and (d) take such other actions within the scope of this charter (this “Charter”) as the Committee deems necessary or appropriate.

VII.	Membership. The Committee will be comprised of two or more directors, as determined in accordance with the Company’s By-laws (the “By-laws”). The members of the Committee will be appointed by and serve at the discretion of the Board. Committee members will be appointed annually for a term of one year. Vacancies will be filled by majority vote of Board. The Board will appoint the Chairperson of the Committee.

VIII.	Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Company’s charter and By-laws:

(a)	Board Composition. Evaluate the size and composition of the Board, develop criteria for Board membership, and evaluate the independence of existing and prospective directors.

(b)	Candidates and Nominees. Actively seek and evaluate qualified individuals to become new directors as needed. Review and develop the Board’s criteria for selecting new directors, including standards for director independence, if appropriate. Establish procedures to solicit, review, and recommend to the Board, potential director nominees proposed by shareholders. Select or recommend that the Board select, the director nominees for the annual meeting of stockholders or the director nominees to fill vacancies on the Board.

(c)	Current Directors. Review the suitability of each Board member for continued service when his or her term expires and when he or she has a significant change in status.

(d)	Committees. Evaluate the nature, structure and operations (including the authority to delegate to subcommittees) of other Board committees. Make recommendations to the Board as to qualifications of members of the Board’s committees, committee member appointment and removal, and committee reporting to the Board.

(e)	Governance Guidelines. Develop, recommend to the Board and implement a set of management authority and corporate governance guidelines applicable to the Company. Monitor and reassess from time to time, and at least once a year, these management authority and corporate governance guidelines.

(f)	Communication. Oversee and review the Company’s process for providing information to the Board, assessing the channels through which information is received, and the quality and timeliness of the information received. Oversee and review the Company’s policy and process for shareholder communication with the Board.

(g)	Oversight of Board, Management and Committee Evaluations. Take such steps as the Committee deems necessary or appropriate with respect to oversight of the evaluation of the Board, management, and each Board committee.

(h)	Management Succession. Oversee and review the Company’s plans for management succession

(i)	Annual Review. Annually review the Committee’s own performance.

(j)	Review Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Publish the Charter if required by the rules and regulations of applicable law or as otherwise deemed advisable by the Committee.

(k)	Recommendations; Reports. Make recommendations and report to the Board and other Board committees with respect to nominating and corporate governance policies of the Company or any of the foregoing matters.

(l)	Orientation and Education. Develop with management and monitor the process of orienting new directors and continuing education for existing directors.

(m)	Other Actions. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate to carry out the purpose of the Committee.

IX.	Meetings. The Committee will meet with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any Committee member. The agenda of each meeting will be prepared by the Chairperson and circulated to each member of the Committee prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the By-laws relating to meetings of the Board will govern meetings of the Committee.

X.	Minutes. The Committee will keep minutes of each meeting.

XI.	Subcommittees. The Committee does not have the power to appoint subcommittees.

XII.	Reliance; Experts; Cooperation.

12.1	Retention of Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company’s expense such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

12.2	Search Firm. The Board delegates to the Committee the sole authority, in its discretion (a) to decide whether to retain a search firm to assist the Committee in identifying,

screening and attracting director candidates, (b) to terminate any such firm, and (c) to approve the search firm’s fees and other retention terms.

12.3	Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

12.4	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

12.5	Required Participation of Employees. The Committee will have unrestricted access to the independent public accountants, the internal auditors, internal and outside counsel, and anyone else in the Company, and may require any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend any meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

[End]

APPENDIX C

QUALITY DISTRIBUTION, INC.

CHARTER

OF THE

COMPENSATION COMMITTEE

OF THE

BOARD OF DIRECTORS

AS ADOPTED

ON

JUNE 18, 2004

CHARTER OF THE COMPENSATION COMMITTEE

of the

BOARD OF DIRECTORS

of

QUALITY DISTRIBUTION, INC.

1.	Purpose. The purpose of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors (the “Board”) of Quality Distribution, Inc. (the “Company”) relating to compensation of the Company’s executives and directors, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and to take such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

The Company’s compensation policies should be designed to allow the Company to recruit and retain superior talent and create a significant direct relationship between pay and benefit levels and performance. Compensation payable to the Company’s executives should provide overall competitive pay and benefit levels, create proper incentives to enhance the value of the Company, and reward superior performance.

2.	Membership. The Committee will be comprised of three or more directors. All members of the Committee will be independent directors (as determined by the Board) under the independence requirements of the NASDAQ and applicable law. The members of the Committee will be appointed by and serve at the discretion of the Board upon the recommendation of the Corporate Governance Committee. Committee members will be appointed annually for a term of one year. Committee members may be removed at any time by a majority vote of the Board. The Board will appoint the Chairperson of the Committee.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time:

(a)	Compensation Policies. Develop the Company’s overall compensation policies, including, without limitation, determining the appropriate balance among base salary, annual bonus and long term incentive awards, and establish performance-based incentives that support and reinforce the Company’s long-term strategic goals, organizational objectives and shareholder interests. Once developed and established, the Committee shall monitor, review, evaluate and, at its discretion, revise such policies and incentives.

(b)

Chief Executive Officer (“CEO”) Compensation and Goals. Develop and approve goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level (including, but not limited to, salary, long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate)based on this evaluation (collectively, the “CEO Compensation”). In determining the incentive component of CEO compensation, factors that the Committee may consider include the Company’s performance and relative shareholder return (and the CEO’s contribution thereto), the value of similar incentive awards to CEOs at comparable companies, the Company’s actual performance relative to its budgeted performance (and the CEO’s contribution thereto), and the awards given to the Company’s CEO in past years. The Committee shall approve the structure and payment or award of any bonus to the CEO. The Company’s CEO shall not participate in any final determination of the CEO Compensation.

(c)	Executive Officers. Develop, approve and monitor the selection, retention and remuneration arrangements for other executive officers (including, without limitation, all officers of the Company with the title of Vice President and any title senior thereto), establish, review and approve compensation plans in which any executive officer is eligible to participate and evaluate such executive officers’ performance. Such remuneration arrangements can include long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate. The Committee shall approve the structure and payment or award of any bonus to an executive officer.

(d)	Other Senior Officers and Employees. Review, evaluate and approve performance target goals for the other senior officers and employees (other than executive officers), review periodic reports from the CEO as to the performance and compensation of such senior officers and employees and, at the Committee’s discretion, make changes to the compensation of any such senior officer or employee.

(e)	Incentive Compensation Plans. Make recommendations to the Board with respect to the Company’s incentive-compensation plans and equity-based compensation plans and approve for submission to shareholders all new stock option and equity compensation plans. In determining the incentive component of executive compensation, factors that the Committee may consider include the Company’s performance and relative shareholder return (and the employee’s contribution thereto), the value of similar incentive awards to employees at comparable companies, the Company’s actual performance relative to its budgeted performance (and the employee’s contribution thereto), and the awards, if any, given to the employee in past years. Notwithstanding the foregoing, the Committee shall (to the extent, if any, it determines to be advisable) grant stock options, restricted stock, stock appreciation rights, and performance based awards designed to qualify as performance-based compensation within the meaning of Internal Revenue Code Section 162(m) (collectively, “Incentive Awards”); provided, however, if at least two of the members of the Committee are not independent directors (as determined by the Board) under the independence requirements of the NASDAQ and who qualify as nonemployee directors under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “34 Act”), and outside directors under Internal Revenue Code Section 162(m) and applicable law (collectively, “Independent Directors”), then the Board (and not the Committee) shall grant Incentive Awards.

(f)	Overall Review of other Plans. Except as otherwise determined by the Board, review and monitor the other compensation plans of the Company in light of Company and plan objectives, needs, and current benefit levels, and, at the discretion of the Committee or direction of the Board, make changes in the management of such plans, approve any amendments thereto, and review the results of the retirement plan investments.

(g)	Board. Set and review the compensation for the Board and committee members.

(h)	Annual Report. Produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

(i)	Review and Publication of Charter. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. Publish the Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee.

(j)	Annual Review. Annually review the Committee’s own performance.

(k)	Other Actions. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

(l)	Recommendations. Make recommendations and report to the Board and other Board committees with respect to compensation policy of the Company or any of the foregoing matters.

4.	Possible Recusal. If any member of the Committee (a) is required to recuse himself or herself with respect to any matter that might otherwise be properly acted upon by the Committee, whether by reason of applicable law or the Corporation’s Certificate of Incorporation, Bylaws and policies or otherwise, (b) after consultation with the General Counsel of the Company or an attorney designated by the Board, determines that it is in the best interests of the Company for the director to recuse himself or herself from any such matter, or (c) deems it appropriate in his or her judgment to recuse himself or herself with respect to any such matter; then such matter shall be referred to the remaining members of the Committee; provided, however, that if such director recuses himself or herself from any determination of the grant of Incentive Awards in order to maintain the Company’s ability to deduct compensation in excess of $1,000,000 to the named executive officers under Section 162(m) of the Internal Revenue Code or to facilitate reliance on an exemption from short swing profit liability under Rule 16b-3 under the 34 Act and if, in such event, at least two of the remaining members of the Committee are not Independent Directors, then such matter shall be referred to the Board.

5.	Meetings. The Committee will meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

6.	Minutes. Minutes of each meeting will be kept with the regular corporate records.

7.	Subcommittees. The Committee has the power to appoint subcommittees.

8.	Reliance; Experts; Cooperation.

8.1	Retention of Independent Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company’s expense such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

(a)	Consultants. The Board delegates to the Committee the express authority to decide whether to retain such consultants as the Committee, in its discretion, determines appropriate to assist in the evaluation of compensation and in the carrying out of the Committee’s duties pursuant to this Charter. If the Committee decides in its discretion to retain such a firm, the Board delegates to the Committee the sole authority to retain and terminate any such firm and to approve the firm’s fees and other retention terms.

8.2	Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

8.3	Investigations. The Committee has the authority to conduct any investigation it deems necessary or appropriate to fulfilling its duties.

8.4	Required Participation of Employees. The Committee shall have unrestricted access to the independent public accountants, the internal auditors, internal and outside counsel, and anyone else in the Company, and may require any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.

[E N D]

QUALITY DISTRIBUTION, INC.

3802 Corporex Park Drive

Tampa, Florida 33619

ANNUAL MEETING OF SHAREHOLDERS – July 28, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Quality Distribution, Inc. (the “Company”) hereby appoints Thomas L. Finkbiner and Samuel M. Hensley, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the common stock of the Company held of record by the undersigned on June 21, 2004, at the Annual Meeting of Shareholders to be held at the Millennium Broadway Hotel, located at 145 West 44th Street, New York, NY 10036, at 1:30 p.m. on Wednesday, July 28, 2004 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated June 28, 2004, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxyholders will vote for election of a substitute nominee proposed by management.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR Proposals 1 and 2. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

QUALITY DISTRIBUTION, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

1.	Election of Directors:

Thomas L. Finkbiner

Anthony R. Ignaczak

Richard B. Marchese

Joshua J. Harris

Michael D. Weiner

Marc J. Rowan

Marc E. Becker

Donald C. Orris

Alan H. Schumacher

Eric L. Press

•	For All

•	Withhold All

•	For All Except

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS.

2.	Ratification of the Appointment of Independent Accountants:

•	For

•	Against

•	Abstain

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Shareholders.

Date:

Signature(s)

___________________________________________

__________

Please sign exactly as your name appears on your

stock certificate. Joint owners should each sign

personally. A corporation should sign the full

corporate name by duly authorized officer and affix

corporate seal. A partnership should sign the full

partnership name by a duly authorized person. When

signing as an attorney, executor, administrator or

guardian, please give full title as such.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.